Contacts:
At Notify Technology Corporation:
Jerry Rice, Chief Financial Officer
Phone: 408-777-7927
jerry.rice@notifycorp.com

For Immediate Release

Notify Technology Reports Results for the Fiscal Year Ended September 30, 2010

Revenue increases by 20% over annual revenue in the prior year.

San Jose, CA, December 21, 2010 -- Notify Technology Corporation (OTC BB: NTFY.OB) today announced financial results for its fiscal year ended September 30, 2010.

Total fiscal twelve-month revenue increased 20% to $7,245,983 in the twelve-month period ended September 30, 2010 from $6,032,257 during the same period in the prior year.  Net income for the twelve month period ended September 30, 2010 was $616,038 or $0.04 per diluted share. The company’s financial performance is an improvement from net income of $70,685 or $0.01 per diluted share, reported for the same period in the prior year. The increase in net income for the fiscal year reflects the Company’s continued success in growing and renewing customer accounts.

The company also experienced a 61% increase in cash and cash equivalents at September 30, 2010 as compared to cash and cash equivalents at September 30, 2009.

“It gives me great pleasure to report the financial results of fiscal 2010.  We have now reported our second consecutive profitable year,” said Paul DePond, President and Chief Executive Officer of the company. “It is an achievement we are very satisfied with.”

Sales and Marketing expenses were $2,510,970 in the twelve-month period ended September 30, 2010 compared to $2,322,315 in the twelve-month period ended September 30, 2009.  The increase was primarily the result of an increase in salary and commission expenses.

Research and Development expenses were $2,256,301 in the twelve-month period ended September 30, 2010 compared to $1,917,614 in the twelve-month period ended September 30, 2009.  The increase was due to the increased salary expense as we expanded our design and testing staff to meet the demands of a rapidly expanding smart phone market.  Our development efforts were devoted to increasing the feature set of our software products, porting our solution to new devices and creating new products.

General and Administrative expenses increased to $1,814,600 in the twelve-month period ended September 30, 2010 compared to $1,574,958 for the twelve-month period ended September 30, 2009.  The increase was primarily due to compensation expense related to personnel growth and bonuses for improved financial performance.

About Notify Technology Corporation

Founded in 1994, Notify Technology Corporation, (OTC BB: NTFY.OB) is an innovative software company developing mobility products for organizations of all sizes. Notify’s wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology Corporation that involve risks and uncertainties, including, but not limited to, statements regarding the expected timing of the release of the Company’s audited results.  Those statements are based on unaudited current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, Notify’s ability to deliver products and manage growth, its ability to continue to improve its existing products or develop new products or technologies, and its ability to maintain revenue growth as well as other risks.  In particular, management cannot predict future NotifyLink and NotifySync revenues with any accuracy and does not know whether NotifyLink and NotifySync revenues will continue to grow at the rates recently experienced, if at all.  Increasing NotifyLink and NotifySync revenues will require, among other things, continued investments in the Company’s sales and marketing organization and Notify has limited available cash resources to make these investments.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect Notify Technology's future results, please see the Company’s filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of performance.  Actual results may differ materially from management’s expectations.

(Financial Tables Follow)

NOTIFY TECHNOLOGY CORPORATION
CONDENSED STATEMENTS OF OPERATIONS

	Three-Month Periods Ended September 30,		Twelve-Month Periods Ended September 30,
	2010	2009	2010	2009

Revenue:
Product revenue	$1,878,112	$1,665,621	$7,245,983	$6,032,257
Total revenue	1,878,112	1,665,621	7,245,983	6,032,257

Cost of revenue:
Product cost	18,612	--	45,743	8,620
Royalty payments	1,371	35,891	6,474	144,963
Total cost of revenue	19,983	35,891	52,217	153,583
Gross profit	1,858,129	1,629,730	7,193,766	5,878,674

Operating expenses:
Research and development	676,429	467,883	2,256,301	1,917,614
Sales and marketing	555,371	614,023	2,510,970	2,322,315
General and administrative	444,863	447,481	1,814,600	1,574,958
Total operating expenses	1,676,663	1,529,387	6,581,871	5,814,887

Income from operations	181,466	100,343	611,895	63,787

Interest income and other, net	1,310	3,985	4,143	6,898

Net income before provision for income taxes	182,776	104,328	4,143	70,685

Provision for income taxes	--	--	--	--
Net income	$182,466	$104,328	$616,038	$70,685

Basic net income per share	$0.01	$0.01	$0.04	$0.00

Basic weighted average shares outstanding	14,095,210	14,075,662	14,080,536	14,075,662

Diluted weighted net income per share	$0.01	$0.01	$0.04	$0.00

Diluted weighted average shares outstanding	15,531,770	16,031,553	15,840,336	14,754,252

NOTIFY TECHNOLOGY CORPORATION
Condensed Balance Sheets

	Sept. 30,	Sept. 30,
	2010	2009
	Audited	Audited
Assets:
Current assets:
Cash and cash equivalents	$2,526,654	$1,565,447
Accounts receivable, net	292,040	810,543
Other assets	44,570	40,540
Total current assets	2,863,264	2,416,530
Non-current assets
Property and equipment, net	306,380	247,117
Lease deposits	15,602	15,602
Total non-current assets	321,982	262,719
Total assets	$3,185,246	$2,679,249

Liabilities and shareholders’ deficit
Current liabilities:
Current portion of capital lease obligation	$3,369	$4,142
Accounts payable	55,378	75,340
Accrued payroll and related liabilities	405,203	454,946
Deferred revenue	2,927,067	2,995,906
Other accrued liabilities	123,066	140,464
Total current liabilities	3,514,083	3,670,798
Long-term liabilities:
Long-term Deferred revenue	112,696	137,250
Long-term capital lease obligations	3,174	6,543
Total long-term liabilities	115,870	143,793
Total liabilities	3,629,953	3,814,591
Shareholders' deficit:
Preferred stock	- -	- -
Common stock	14,111	14,076
Additional paid-in capital	23,516,722	23,442,160
Accumulated deficit	(23,975,540)	(24,591,578)
Total shareholders’ deficit	(444,707)	(1,135,342)
Total liabilities and shareholders' deficit	$3,185,246	$2,679,249